CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-SAIC MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

September 30, 2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-SAIC Series (the “VV-SAIC Series”) and the creation of the VV-SAIC Interests (the “VV-SAIC Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in September 2022 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-SAIC Series and the creation of the VV-SAIC Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-SAIC Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-SAIC Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-SAIC Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-SAIC Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-SAIC Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-SAIC Interests

AUTHORIZED SHARES:	Minimum: 680 / Maximum: 748 Interests

SERIES ASSETS:

South American Icons Collection
Wine	Vintage	Bottles
Sena	2020	48
Sena	2019	48
Sena	2018	24
Sena	2017	24
Sena	2016	24
Clos Apalta	2019	60
Clos Apalta	2018	90
Clos Apalta	2017	36
Clos Apalta	2016	30
Almaviva	2020	60
Almaviva	2019	42
Cheval des Andes	2019	60
Cheval des Andes	2018	36
Cheval des Andes	2017	12

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:
REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-SAIC to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:	Nicholas King
NAME: Nick King